Exhibit 10.11

CRAWFORD & COMPANY

EXECUTIVE STOCK BONUS PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, entered into as of the Grant Date, by and between the Participant and Crawford & Company (the “Company”);

WHEREAS, the Company maintains the Crawford & Company Executive Stock Bonus Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive an Award of Restricted Stock under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award and Definitions. For following terms used in this Agreement shall have the meanings set forth in this Section 1:

(a) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is neither employed by the Company or any Subsidiary Corporation; provided that a termination shall not be considered to have occurred while the Participant is on an approved leave of absence from the Company or a Subsidiary Corporation. If, as a result of a sale or other transaction that does not constitute a Terminating Event, the Participant’s employer is or becomes an entity that is separate from the Company or any Subsidiary Corporation, the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(b) Designated Beneficiary. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.

(c) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” if he is eligible for disability payments under the Company’s long-term disability plan.

(d) Grant Date. The “Grant Date” is                                     .

(e) Participant. The “Participant” is                                     .

(f) Retirement. “Retirement” of the Participant shall mean, with the approval of the Committee, the occurrence of the Participant’s Date of Termination on or after the date the Participant attains age [insert retirement age].

(g) Restricted Period. The “Restricted Period” is the period beginning on the Grant Date and ending on the Vesting Date.

(h) Restricted Stock. The number of shares of “Restricted Stock” awarded under this Agreement shall be                                      shares.

(i) Vesting Date. The “Vesting Date” is the date the Period of Restriction shall end and the Shares of Restricted Stock shall be owned free and clear of any restrictions by the Participant except as otherwise provided in Section 5(a). The shares of Restricted Stock shall vest on the applicable Vesting Date as set forth on the following schedule, provided the Participant’s Date of Termination has not occurred on or before such Vesting Date. [choose one option, or describe vesting approved by board]

[a]

Number of Shares	Vesting Date
[50% of the Restricted Stock Award][ ]	December 31,

[100% of the Restricted Stock Award][ ]	December 31,

[b]

Number of Shares	Vesting Date
[20% of the Restricted Stock Award][ ]	December 31,

[40% of the Restricted Stock Award][ ]	December 31,

[60% of the Restricted Stock Award][ ]	December 31,

[80% of the Restricted Stock Award][ ]	December 31,

[100% of the Restricted Stock Award][ ]	December 31,

Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2. Award. The Participant is hereby granted the number of shares of Restricted Stock set forth in Section 1.

3. Dividends and Voting Rights. The Participant shall be entitled to receive any dividends paid with respect to shares of Restricted Stock that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock. The Participant shall be entitled to vote the shares of Restricted Stock during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock.

4. Deposit of Shares of Restricted Stock. Each certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Participant and shall be deposited in a bank designated by the Committee. The grant of Restricted Stock is conditioned upon the Participant endorsing in blank a stock power for the Restricted Stock.

5. Transfer and Forfeiture of Shares.

(a) Except as otherwise provided in this Agreement, and provided the Participant’s Date of Termination does not occur during the Restricted Period, then, at the end of the Restricted Period, the Participant shall become vested in the shares of Restricted Stock, and shall own the shares free of all restrictions otherwise imposed by this Agreement. The Participant shall become vested in the shares of Restricted Stock, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

(i) The Participant shall become vested in the shares of Restricted Stock as of the Participant’s Date of Termination prior to the Vesting Date, if the Participant’s Date of Termination occurs by reason of the Participant’s termination without “cause” (solely as determined by the Committee), Retirement, death or Disability; and

(ii) The Participant shall become vested in the shares of Restricted Stock as of the date of a Terminating Event, if the Terminating Event occurs prior to the end of the Restricted Period, and the Participant’s Date of Termination does not occur before the Terminating Event date.

(b) Otherwise, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the shares. Except as otherwise provided in this Section 5, if the Participant’s Date of Termination occurs prior to the end of the Restricted Period, the Participant shall forfeit the Restricted Stock as of the Participant’s Date of Termination.

6. Heirs and Successors.

(a) This Agreement shall be binding upon, and inure to the benefit of, the Company and the Participant and their respective heirs, executors, administrators, successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(b) If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.

(c) If a deceased Participant has failed to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.

(d) If a deceased Participant has designated a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

7. Withholding. The Participant hereby consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, that the Committee in its discretion deems applicable to the Award of Restricted Stock or the satisfaction of any forfeiture or vesting conditions with respect to such Award. The Participant may elect to satisfy such minimum federal and state tax withholding requirements through a reduction in the number of shares of Stock actually transferred to him or to her under the Plan. No withholding shall be effected under the Plan that exceeds the minimum statutory federal and state withholding requirements.

8. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

9. Securities Registration. Upon the receipt of Stock pursuant to the terms of this Agreement, the Participant shall, if so requested by the Company, (a) hold such Stock for investment and not with a view of resale or distribution to the public and (b) deliver to the Company a written statement satisfactory to the Company to that effect.

10. Other Laws. The Company shall have the right to refuse to issue or transfer any Stock under this Agreement if the Company, acting in its absolute discretion, determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

11. Disposition of Shares. The Participant shall, so long as he or she remains an employee of the Company or Subsidiary Corporation, be obligated to notify the Company in the case of each sale or other disposition of any Stock acquired pursuant to the terms of this Agreement, such notice to be given to the Company immediately upon the occurrence of any such sale or other disposition.

12. No Contract of Employment. Neither the Plan, this Agreement nor any related material shall give the Participant the right to continue in employment by the Company or by a Subsidiary Corporation or shall adversely affect the right of the Company or a Subsidiary Corporation to terminate the Participant’s employment with or without cause at any time.

13. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

14. Governing Law, Jurisdiction and Venue. The Plan and this Agreement shall be governed by the laws of the State of Georgia and the jurisdiction and venue of any suit, action, or other proceeding relating to this Agreement, including the enforcement of any rights under this Agreement shall be in the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia. Any process or notice in connection with such suit, action or other proceeding may be served by certified or registered mail or personal service within or without the State of Georgia, provided a reasonable time for appearance is allowed.

15. Amendment.

(a) The Committee may amend this Agreement by written agreement of the Participant and the Company, without the consent of any other person.

(b) Notwithstanding Section 11(a), the Committee shall have the right to amend this Agreement unilaterally or to withhold or otherwise restrict the transfer of any Stock under this Agreement to the Participant as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Crawford & Company

By:
[insert name]
Its:

	Company	Participant

CRAWFORD & COMPANY

EXECUTIVE STOCK BONUS PLAN

BENEFICIARY DESIGNATION FORM

I wish to designate the following person(s) as my beneficiary(ies) to receive my restricted shares and other outstanding awards, if any, under the Crawford & Company Executive Stock Bonus Plan (the “Plan”) in the event of my death. I reserve the right to change this designation with the understanding that this designation, and any change thereof, will be effective only upon delivery to the Company. The right to receive my restricted shares and other outstanding awards under the Plan, if any, will be transferred to my primary beneficiaries who survive me, and to my secondary beneficiaries who survive me only if none of my primary beneficiaries survive me.

A.	PRIMARY BENEFICIARY (BENEFICIARIES)

	Name of Beneficiary	Relationship	Percentage
1.

2.

3.

B.	SECONDARY BENEFICIARY (BENEFICIARIES)

	Name of Beneficiary	Relationship	Percentage
1.

2.

3.

I acknowledge that execution of this form and delivery thereof to the Company revokes all prior beneficiary designations I have made with respect to my outstanding awards under the Plan.

Participant’s signature:                                                  .

Date:                     ,             .